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                                                                   EXHIBIT 10.69

                                [O'CHARLEY'S LOGO]


January 20, 2006

Mr. Jeff D. Warne
829 King's Canyon Court
Coppell, TX 75019

Dear Jeff,

It is my pleasure to confirm our offer of employment for the position of President, O'Charley's Concept, reporting directly to Greg Burns. You have made an extremely positive impression on everyone you have met and we are confident you can make a significant contribution to our future success.

This letter summarizes our offer of employment subject to the Compensation and Human Resources Committee of the Board's approval of the terms of you employment. Subject to your agreement to the following, we would expect to have such approval promptly.

The major parts of our offer include:

         o        Annual Base Salary: $400,000

         o        2006 Annual Incentive Bonus:
                  Our Compensation and Human Resources Committee meets annually to establish corporate and individual goals for bonus compensation. Typically, for senior executives, targeted levels of operating income are established at that meeting and bonus is calculated based on your achieving individual goals and the Company achieving targeted levels of earnings.

                  The Target level bonus for this position is 70% of Base Salary. Threshold and Superior levels are 35% and 140% respectively. Annualized bonus levels are as follows:

                        Threshold                Target              Superior
                        ---------                ------              --------
                         $140,000               $280,000             $560,000

                  Your bonus for 2006 will be guaranteed at Threshold for 2006 for the portion of the year worked.

         o        Long-term incentive compensation:
                  The following awards would be granted to you upon commencement of employment:

                  o 20,000 shares of Restricted Stock vesting equally over three years

                  It is anticipated that your annual long-term incentive value target will be 115% of Base Salary for the O'Charley's Concept President position. The Compensation and Human Resources Committee of the Board of Directors reviews this target annually.
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         o        Relocation -- The Company will pay for or reimburse you for your costs to relocate to the Nashville area, subject to a maximum of $100,000 without the Company's prior approval; these expenses will be "grossed up" for tax purposes.

         o Transition assistance -- the Company will provide you an apartment and reimburse weekly travel expenses home through June 1, 2006.

         o        Annual Car Allowance - $25,000

         o        Employee Benefits -- all management level employee benefits

         o Change in Control Provision -- in the event of a Change in Control of the Company and subsequent termination without cause or by you for "good reason", you would be eligible for certain benefits including 150% of average base salary and 150% of the highest bonus paid in any of the previous three years.

         o        Severance arrangement-

                  o If your employment is terminated by the Company without cause or is terminated by you for good reason within thirty-six months of the date of employment, you would receive the following:

                           - Base salary as of the date of termination will continue for twelve months

                           - Target Level Bonus will be paid over a twelve-month period

                           - Management level employee benefits will continue for a twelve-month period

Included with this letter are the forms of Letter Agreement, Severance Compensation Agreement, Arbitration Agreement and Restricted Stock Agreement that will be entered into contemporaneous with the commencement of your employment.

Jeff, we are looking forward to your joining the O'Charley's team and helping us move to an even higher level of success. Please let me know if the foregoing is acceptable by signing where indicated below and returning one copy to me.

Very truly yours,

/s/
Randy Harris
Chief Human Resources Officer

RH/sn

Acknowledged and Agreed to this 22nd day of  January 2006

   /s/
------------------------------------
Jeff D. Warne

13 February 2006
------------------------------------
Anticipated Start Date